EXHIBIT 5

                      FOURTH AMENDMENT TO RIGHTS AGREEMENT



     THIS FOURTH AMENDMENT ("Amendment") to Rights Agreement dated March 25, 1998 between H & R Block, Inc., a Missouri corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent").

                                    Premises

     The Company and the Rights Agent have previously executed and delivered a Rights Agreement dated July 14, 1988, an Amendment to Rights Agreement dated May 9, 1990, an Amendment to Rights Agreement dated September 11, 1991, and an Amendment to Rights Agreement dated May 10, 1995 (as amended, the "Rights Agreement"). Terms used but not defined in this Amendment shall have the meaning set forth in the Agreement.

     The Company, pursuant to the provisions set forth in Section 27, desires to adopt the amendments listed below which are consistent with and promote the shareholder protection objectives of the Rights Agreement

                                   Agreements

     In consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the Company and the Rights Agent hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by deleting the percentage "10" each time such percentage is used in such Section and substituting in place thereof the percentage "15".

     2. That current Section 27 be deleted in its entirety and replaced with the following:

     Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order (a) to cure any ambiguity, (b) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (c) to shorten or lengthen any time period hereunder (including, without limitation, to extend the Final Expiration Date), (d) to increase or decrease the Purchase Price, (e) to increase or decrease the Exchange Ratio, or (f) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights; provided further that this Agreement may not be supplemented or amended to lengthen pursuant to clause
(c) of this  sentence,  (A) the time  period  relating to when the Rights may be

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redeemed if at the time of such amendment the Rights are not then redeemable, or
(B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the Rights of, and/or the benefits to, the holders of the Rights; provided further that the Company shall have the right to make any changes unilaterally necessary to facilitate the appointment of a successor Rights Agent, which such changes shall be set forth in a writing by the Company or by the Company and such successor Rights Agent. Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the threshold set forth in Section 1(a) hereof from 15% to not less than the greater of (i) any percentage greater than the largest percentage of the Voting Power of the Company then known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company, or any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, and any entity holding securities of the Company to the extent organized, appointed or established by the Company or any such Subsidiary for or pursuant to the terms of any such employee benefit plan or compensation arrangement) together with all Affiliates or Associates of such Person, and (ii) 10%. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment

     3. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     4. If any provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions of this Amendment and the Rights Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby, and the provisions of the Rights Agreement amended by the provisions of this Amendment which were so held to be invalid, void or unenforceable shall, without further deed or action, be reinstated as part of the Rights Agreement and shall be in full force and effect as if such invalidated, voided or unenforceable provisions had never been effected by this Amendment.

     5. Except as expressly set forth in this Amendment, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby. This Amendment shall be effective immediately as of the date and year first above written.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed and attested, all as of the day and year first above written.


                                   H & R BLOCK, INC.


Attest:                            By:  /s/ James H. Ingraham
                                       -----------------------------------------
                                       James H. Ingraham, Vice President, Legal
By: /s/ Rebecca Jackson                and Secretary
   ------------------------------
   Assistant Secretary

                                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


Attest                              By: /s/ H.E. Bradford
                                        ----------------------------------------
                                    Name: H.E. Bradford
By: /s/ Andrew M. Wilcox            Title: Vice President
    -----------------------------
    Regional Vice President